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                            RULE PROVISION NOTICE
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Re:       Form 25-NSE - Notification of Removal from Listing and
          Registration
Issuer:   iShares Trust
Series:   iShares ESG Aware 60/40 Balanced Allocation ETF
Ticker:   EAOR
Exchange: Cboe BZX Exchange, Inc.

This notice is furnished in connection with the Form 25-NSE filed by Cboe BZX Exchange, Inc. (the "Exchange") on behalf of the above-referenced series of iShares Trust (the "Issuer") to report the removal from listing and registration of the Issuer's shares trading under the ticker symbol EAOR.

Rule Provision Relied Upon:
17 CFR 240.12d2-2(a)(2) - The Issuer has complied with the applicable rules of the Exchange, and the delisting is voluntary in nature.

Key Dates:
  Suspension Date:                          August 13, 2026
  Liquidation Date (redeemed, paid at
   maturity, or retired):                   August 17, 2026
  Delisting Effective Date:                 August 31, 2026

Trading in the above-referenced securities was suspended on the Suspension Date identified above. The securities were subsequently liquidated (redeemed or paid at maturity or retirement) on the Liquidation Date identified above. The Exchange has complied with its rules in connection with this voluntary removal of the class of securities from listing and registration, and such removal is expected to become effective as of the Delisting Effective Date identified above.

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